Exhibit 99.1

INTERNATIONAL SEAWAYS COMPLETES MERGER WITH DIAMOND S SHIPPING

Highly Accretive Transaction Creates Second Largest U.S.-listed Tanker Company by Vessel Count and Third Largest by Dwt

New York, NY – July 16, 2021 – International Seaways, Inc. (NYSE: INSW) (the “Company” or “INSW”), one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products, announced today the completion of its previously announced merger with Diamond S Shipping Inc. (NYSE: DSSI) (“Diamond S”). The combined company will continue to operate as International Seaways and trade on the New York Stock Exchange under the symbol INSW. The Company expects to achieve cost synergies in excess of $23 million and revenue synergies of $9 million, which are expected to be fully realizable within 2022.

Following the completion of the merger, International Seaways is now the second largest U.S.-listed tanker company by vessel count with over 100 vessels and the third largest by deadweight (“dwt”), aggregating approximately 11.3 million dwt. The merger enhances INSW’s capabilities in both the crude and product markets and creates “power alleys” for INSW in the large crude—VLCC and Suezmax—and LR1/Panamax and MR markets.

In accordance with the terms of the Merger Agreement, which was approved by INSW and Diamond S Shareholders at their respective special meetings held on July 13, 2021, pre-merger INSW shareholders own approximately 55.75% of the equity of the combined company and former DSSI stockholders own approximately 44.25%. On July 15, 2021, pre-merger INSW shareholders of record as of July 14, 2021, received a special dividend of $1.12 per share.

“We are pleased to complete this transformational and highly accretive transaction, solidifying our position as a diversified tanker sector bellwether,” said Lois Zabrocky, INSW’s President and CEO. “With enhanced scale, financial strength and commercial expertise, we have markedly strengthened our position to capitalize on favorable long-term industry fundamentals in both the crude and product markets. As we integrate the combined company, our focus will remain on further executing our balanced and accretive capital allocation strategy, while upholding our best-in-class ESG track record and continuing to deliver safe and efficient transportation of energy cargoes for our world-class customers. We welcome the newest members of our team and look forward to working together to create lasting value for all stakeholders.”

About International Seaways, Inc.

International Seaways, Inc. (NYSE: INSW) is one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets. International Seaways owns and operates a fleet of 102 vessels, including 13 VLCCs (including 3 newbuildings), 15 Suezmaxes, five Aframaxes/LR2s, 13 Panamaxes/LR1s, 48 MR tankers and six Handy tankers. Through joint ventures, it has ownership interests in two floating storage and offloading service vessels. International Seaways has an experienced team committed to the very best operating practices and the highest levels of customer service and operational efficiency. International Seaways is headquartered in New York City, NY. Additional information is available at https://www.intlseas.com.

Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the U.S. Securities and Exchange Commission (SEC), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to the Company’s merger with Diamond S and plans to issue dividends, its prospects, including statements regarding vessel acquisitions, expected synergies, trends in the tanker markets, and possibilities of strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for 2020 for the Company, the Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, the Company’s amendment to its Registration Statement on Form S-4 dated June 3, 2021, and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward-looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:

David Siever, International Seaways, Inc.

(212) 578-1635

dsiever@intlseas.com